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                                                        EXHIBIT (11)



                             BUCKEYE PARTNERS, L.P.
                        COMPUTATION OF EARNINGS PER UNIT
              (In thousands, except for Units and per Unit amounts)
                                   (Unaudited)

                                  Quarter Ended          Nine Months Ended
                                  September 30,            September 30,
                                1996         1995        1996         1995
Net income                  $    12,017  $    12,393 $    33,934  $    36,333

Primary earnings per Unit
 Net income                 $      0.99  $      1.02 $      2.78  $      2.99

Fully-diluted earnings
 per Unit
 Net income                 $      0.99  $      1.02 $      2.78  $      2.99

Weighted average number of
 Units outstanding:
 Units outstanding at
  September 30               12,177,799   12,147,978  12,170,470   12,144,418
 Exercise of Options reduced
  by the number of Units
  purchased with proceeds
  (Primary)                      16,726       18,118      18,737       17,116
 Total Units outstanding -
  Primary                    12,194,525   12,166,096  12,189,207   12,161,534

 Units outstanding at
  September 30               12,177,799   12,147,978  12,170,470   12,144,418
 Exercise of Options reduced
  by the number of Units
  purchased with proceeds
  (Fully-diluted)                18,808       18,683      21,826       20,380
 Total Units outstanding -
  Fully-diluted              12,196,607   12,166,661  12,192,296   12,164,798




Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).